Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Second Quarter of 2013

21% Growth in Orders, 55% Increase in Home Closing Revenue,
21.5% Home Closing Gross Margin and Diluted EPS of $0.74

SCOTTSDALE, Ariz., July 24, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2013.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	%Chg	2013	2012	%Chg
Homes closed (units)	1,321	1,042	27%	2,373	1,801	32%
Home closing revenue	$436,040	$281,340	55%	$766,750	$485,362	58%
Average sales price - closings	$330	$270	22%	$323	$269	20%
Home orders (units)	1,637	1,353	21%	3,184	2,497	28%
Home order value	$573,392	$385,829	49%	$1,093,795	$694,158	58%
Average sales price - orders	$350	$285	23%	$344	$278	24%
Ending backlog (units)				2,283	1,611	42%
Ending backlog value				$806,311	$457,650	76%
Average sales price - backlog				$353	$284	24%
Net earnings	$28,143	$8,005	252%	$40,184	$3,251	1,136%
Diluted EPS	$0.74	$0.24	208%	$1.06	$0.10	960%

MANAGEMENT COMMENTS
“The second quarter of 2013 was another quarter of strong growth, with continued significant improvements across our operating metrics,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “This was our ninth consecutive quarter of positive year-over-year growth in orders and our seventh consecutive quarter of growth in closing revenue year over year.
"More importantly, our earnings continued to grow at a much higher rate than our revenue. Our gross margin on home closings increased to 21.5%, and our additional operating leverage drove year-over-year net earnings growth of 252% on a 55% increase in home closing revenue.
“Despite the recent rise in interest rates and home prices, affordability remains excellent and demand for new homes continues to be strong in our markets, as evidenced by our pace of orders increasing over last quarter's pace and well above the second quarter of 2012,” Mr. Hilton explained.
“In a competitive land market, I am also pleased with our ability to acquire new lot positions for additional growth. We increased our total lot supply by more than 1,500 lots during the quarter, putting more than 3,500 new lots under control, which was the second highest number of lots we have acquired over the last six quarters. We continue to seek new opportunities to expand our footprint while also allocating capital to grow within our existing markets.”
STRONG GROWTH

•
Total order value in the second quarter increased 49% year over year due to a 23% increase in average price and a 21% increase in total orders. Total order value and backlog grew in every state except Nevada, where the company has now ceased operations. The average sales price of approximately $350,000 on orders was the highest for Meritage in more than eight years, reflecting the combination of a greater portion of orders in higher-priced communities in addition to home price appreciation.

•
Ending backlog value increased 76% over the second quarter of 2012, combining a 24% increase in average sales price with 42% growth in units. Colorado, the Carolinas and Florida led with growth in backlog value of 164%, 127% and 99%, respectively, over the prior year. Meritage's expansion into Charlotte early last year accounted for some of the growth in the Carolinas.

•	Orders per average community increased to 9.8 for the second quarter of 2013 from 9.0 in the second quarter of 2012 and 9.5 in the first quarter of 2013.

•	Meritage ended the quarter with 165 active communities, up from 151 at June 30, 2012.

•	Order cancellation rate fell to 11% in the second quarter of 2013, compared to 13% in the prior year.
OPERATING LEVERAGE

•
Net earnings for the second quarter increased 252% year over year to $28.1 million or $0.74 per diluted share in 2013, compared to $8.0 million or $0.24 per diluted share in 2012, primarily due to higher home closing revenue and gross margins, coupled with overhead expense leverage.

•
Home closing revenue increased 55% year over year due to a 22% increase in average price on top of a 27% increase in total homes closed in the second quarter. Every state grew over the prior year in closings, revenue and average prices.

•
Home closing gross margin increased to 21.5% in the second quarter of 2013, a year-over-year improvement of 300 bps compared to 18.5% in the second quarter of 2012, and a sequential improvement of 200 bps compared to 19.5% in the first quarter of 2013. The significant margin growth reflects both home price appreciation and the effects of improved management of direct costs.

•	Commissions and other sales costs in the second quarter improved 100 bps due to operating leverage, decreasing as a percentage of home closing revenue to 7.2% in 2013 from 8.2% in 2012.

•
General and administrative expenses also improved 90 bps due to operating leverage, declining to 5.0% of second quarter revenue in 2013, from 5.9% in 2012. The majority of the $5.9 million increase over last year was the result of additional hiring and compensation expense.

•
Interest expense improved 120 bps, declining to 1.0% of second quarter revenue in 2013 compared to 2.2% in 2012, as more interest was capitalized to additional land under development and homes under construction.

•	Second quarter pre-tax margin increased 750 bps to 8.5% in 2013 from 1.0% in 2012, or $38.5 million in 2013 pre-tax income compared to $2.8 million in 2012.
YEAR TO DATE RESULTS

•
Net earnings of $40.2 million for the first half of 2013 included a $3.8 million loss on early extinguishment of debt and a tax provision of $14.8 million, compared to net earnings of $3.3 million for the first half of 2012, which included a $5.8 million loss on early extinguishment of debt and a $5.0 million tax benefit.

•
Home closings and closing revenue for the first half of the year increased 32% and 58%, respectively, for 2013 over 2012, reflecting the combination of a greater portion of sales in higher-priced communities in addition to home price appreciation.

•	Year-to-date home closing gross margin improved by 270 basis points to 20.6% for 2013, compared to 17.9% for 2012, as a result of home price appreciation and improved management of direct costs.

•	Total selling, general and administrative expenses decreased 250 basis points as a percentage of revenue to 12.6% in the first half of 2013 compared to 15.1% in 2012, reflecting operating leverage.

•	Net orders for the first half of the year increased 28% in 2013 over 2012, and combined with an 24% increase in average sales prices, resulting in total order value increasing 58% year over year.
BALANCE SHEET STRENGTH

•
Meritage replenished its land pipeline by spending approximately $156 million on land acquisition and development in the second quarter of 2013, and added approximately 3,500 new lots under contract during the quarter.

•
Total lot supply at the end of the quarter was approximately 22,600, compared to approximately 17,600 a year earlier. Based on trailing twelve months closings, the June 30, 2013 balance represents a 4.7 year supply of lots.

•
The company ended the second quarter of 2013 with $353 million in cash and cash equivalents, restricted cash and securities, an increase of $148 million over the June 30, 2012 total of $205 million. Net debt to total capital ratio decreased to 37.2% at June 30, 2013, from 44.1% at June 30, 2012 and 38.1% at December 31, 2012, despite a $75.4 million increase in debt this year.

SUMMARY
“Most housing metrics have been moving in a positive direction over the last year, albeit from historically depressed levels. As the U.S. economy improves and creates jobs, demand for new homes should remain strong, especially in light of the shortage of used homes listed for sale,” said Mr. Hilton. “Nearly every major housing market is experiencing price appreciation, which is good for both existing homeowners and homebuilders, and is helping to drive our revenue growth well in excess of our growth in orders and closings. Buyers may conclude that they missed the absolute bottom of the market in terms of prices and interest rates, but they also recognize that both are still a bargain in terms of the amount of house you can buy at a given income level.
“Assuming continued growth in the market due to those factors, and based on our better than expected second quarter performance and subsequently revised projections, we are projecting home closing revenue of approximately $1.7-1.8 billion for 2013, resulting in projected earnings per diluted share in the range of $2.65-$2.85 for the year.”

CONFERENCE CALL
Management will host a conference call today to discuss the Company's second quarter results at 10:30 a.m. Eastern time (7:30 a.m. Pacific Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call Pre-registration link: http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10030804&linkSecurityString=259fe32118.
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call.
A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on July 24, 2013 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10030804. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Homebuilding:
Home closing revenue	$436,040	$281,340	$766,750	$485,362
Land closing revenue	13,910	755	19,635	1,083
Total closing revenue	449,950	282,095	786,385	486,445
Cost of home closings	(342,435)	(229,394)	(608,785)	(398,303)
Cost of land closings	(12,463)	(1,135)	(18,013)	(1,340)
Total cost of closings	(354,898)	(230,529)	(626,798)	(399,643)
Home closing gross profit	93,605	51,946	157,965	87,059
Land closing gross profit/(loss)	1,447	(380)	1,622	(257)
Total closing gross profit	95,052	51,566	159,587	86,802
Financial Services:
Revenue	1,434	—	2,276	—
Expense	(755)	(142)	(1,328)	(167)
Earnings from financial services unconsolidated entities and other, net	3,486	2,319	6,273	3,925
Financial services profit	4,165	2,177	7,221	3,758
Commissions and other sales costs	(31,180)	(23,118)	(57,059)	(42,095)
General and administrative expenses	(22,451)	(16,516)	(42,175)	(31,237)
Loss from other unconsolidated entities, net	(120)	(91)	(275)	(274)
Interest expense	(4,523)	(6,338)	(9,651)	(13,709)
Other income, net	685	934	1,155	795
Loss on early extinguishment of debt	(3,096)	(5,772)	(3,796)	(5,772)
Earnings/(loss) before income taxes	38,532	2,842	55,007	(1,732)
(Provision for)/benefit from income taxes	(10,389)	5,163	(14,823)	4,983
Net earnings	$28,143	$8,005	$40,184	$3,251

Earnings per share:
Basic
Earnings per share	$0.78	$0.24	$1.12	$0.10
Weighted average shares outstanding	36,151	32,755	35,976	32,694
Diluted
Earnings per share	$0.74	$0.24	$1.06	$0.10
Weighted average shares outstanding	38,758	33,104	38,662	33,086

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$218,019	$170,457
Investments and securities	91,988	86,074
Restricted cash	43,265	38,938
Other receivables	30,246	20,290
Real estate (1)	1,227,229	1,113,187
Deposits on real estate under option or contract	21,712	14,351
Investments in unconsolidated entities	10,698	12,085
Property and equipment, net	17,013	15,718
Deferred tax asset	77,279	77,974
Prepaid expenses and other assets	30,028	26,488
Total assets	$1,767,477	$1,575,562
Liabilities:
Accounts payable	$68,662	$49,801
Accrued liabilities	124,353	96,377
Home sale deposits	25,566	12,377
Senior, senior subordinated, convertible senior notes and other borrowings	798,215	722,797
Total liabilities	1,016,796	881,352
Stockholders' Equity:
Preferred stock, par value $0.01.	—	—
Common stock, par value $0.01.	362	356
Additional paid-in capital	406,530	390,249
Retained earnings	343,789	303,605
Total stockholders’ equity	750,681	694,210
Total liabilities and stockholders’ equity	$1,767,477	$1,575,562
(1) Real estate – Allocated costs:
Homes under contract under construction	$304,159	$192,948
Unsold homes, completed and under construction	96,076	107,466
Model homes	70,596	62,411
Finished home sites and home sites under development	644,315	634,106
Land held for development	57,650	56,118
Land held for sale	15,104	21,650
Communities in mothball status	39,329	38,488
Total real estate	$1,227,229	$1,113,187

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Depreciation and amortization	$2,500	$1,921	$4,658	$3,614

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$24,198	$15,908	$21,600	$14,810
Interest incurred	12,642	11,318	25,368	22,165
Interest expensed	(4,523)	(6,338)	(9,651)	(13,709)
Interest amortized to cost of home, land closings and impairments	(6,023)	(3,052)	(11,023)	(5,430)
Capitalized interest, end of period	$26,294	$17,836	$26,294	$17,836

	June 30, 2013	December 31, 2012
Notes payable and other borrowings	$798,215	$722,797
Less: cash and cash equivalents, restricted cash, and investments and securities	(353,272)	(295,469)
Net debt	444,943	427,328
Stockholders’ equity	750,681	694,210
Total capital	$1,195,624	$1,121,538
Net debt-to-capital	37.2%	38.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net earnings	$40,184	$3,251
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	4,658	3,614
Stock-based compensation	3,941	3,273
Loss on early extinguishment of debt	3,796	5,772
Excess income tax benefit from stock-based awards	(1,687)	—
Equity in earnings from unconsolidated entities	(5,998)	(3,651)
Deferred tax asset valuation benefit	(3,057)	(7,705)
Distribution of earnings from unconsolidated entities	7,236	2,995
Other	4,022	1,202
Changes in assets and liabilities:
Increase in real estate	(113,992)	(140,662)
(Increase)/decrease in deposits on real estate under option or contract	(7,361)	424
(Increase)/decrease in receivables and prepaid expenses and other assets	(13,167)	1,758
Increase in accounts payable and accrued liabilities	48,715	20,934
Increase in home sale deposits	13,189	3,888
Net cash used in operating activities	(19,521)	(104,907)
Cash flows from investing activities:
Investments in unconsolidated entities	(116)	(405)
Distributions of capital from unconsolidated entities	74	—
Purchases of property and equipment	(5,787)	(4,383)
Proceeds of sales from property and equipment	32	364
Maturities of investments and securities	71,024	120,201
Payments to purchase investments and securities	(76,938)	(76,502)
Increase in restricted cash	(4,327)	(6,962)
Net cash (used in)/provided by investing activities	(16,038)	32,313
Cash flows from financing activities:
Repayments of senior and senior subordinated notes	(102,822)	(315,080)
Proceeds from issuance of senior notes	175,000	300,000
Debt issuance costs	(1,403)	(5,334)
Excess income tax benefit from stock-based awards	1,687	—
Non-controlling interest acquisition	(257)	—
Proceeds from stock option exercises	10,916	1,222
Net cash (used in)/provided by financing activities	83,121	(19,192)
Net increase/(decrease) in cash and cash equivalents	47,562	(91,786)
Beginning cash and cash equivalents	170,457	173,612
Ending cash and cash equivalents (2)	$218,019	$81,826
 (2) Ending cash and cash equivalents as of June 30, 2013 and December 31, 2012 excludes investments and securities and restricted cash totaling $135 million and $125 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	June 30, 2013		June 30, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	251	$79,736	208	$54,772
California	297	124,818	148	50,521
Colorado	100	37,001	80	26,877
Nevada	21	5,086	11	2,093
West Region	669	246,641	447	134,263
Texas	449	116,970	439	101,744
Central Region	449	116,970	439	101,744
Carolinas	51	19,273	26	9,507
Florida	152	53,156	130	35,826
East Region	203	72,429	156	45,333
Total	1,321	$436,040	1,042	$281,340
Homes Ordered:
Arizona	334	$105,683	260	$70,331
California	251	113,561	279	100,432
Colorado	121	53,278	87	28,774
Nevada	1	289	31	5,615
West Region	707	272,811	657	205,152
Texas	641	183,509	482	117,028
Central Region	641	183,509	482	117,028
Carolinas	77	31,604	40	14,053
Florida	212	85,468	174	49,596
East Region	289	117,072	214	63,649
Total	1,637	$573,392	1,353	$385,829

	Six Months Ended
	June 30, 2013		June 30, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	443	$136,885	350	$93,671
California	525	215,460	245	83,827
Colorado	194	69,205	144	48,177
Nevada	37	8,655	17	3,289
West Region	1,199	430,205	756	228,964
Texas	803	207,675	756	173,395
Central Region	803	207,675	756	173,395
Carolinas	91	33,488	44	16,054
Florida	280	95,382	245	66,949
East Region	371	128,870	289	83,003
Total	2,373	$766,750	1,801	$485,362
Homes Ordered:
Arizona	652	$203,391	509	$129,943
California	565	247,192	466	163,079
Colorado	262	110,073	178	59,087
Nevada	24	5,795	39	7,071
West Region	1,503	566,451	1,192	359,180
Texas	1,144	314,639	945	225,891
Central Region	1,144	314,639	945	225,891
Carolinas	146	58,490	73	26,132
Florida	391	154,215	287	82,955
East Region	537	212,705	360	109,087
Total	3,184	$1,093,795	2,497	$694,158

Order Backlog:
Arizona	458	$147,322	317	$81,504
California	355	156,320	303	106,900
Colorado	210	90,957	104	34,403
Nevada	1	245	27	4,858
West Region	1,024	394,844	751	227,665
Texas	841	239,281	585	145,990
Central Region	841	239,281	585	145,990
Carolinas	104	42,343	53	18,694
Florida	314	129,843	222	65,301
East Region	418	172,186	275	83,995
Total	2,283	$806,311	1,611	$457,650

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	June 30, 2013		June 30, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	40	36	32	32
California	15	13	21	20
Colorado	11	12	8	8
Nevada	—	—	2	2
West Region	66	61	63	62
Texas	69	71	67	68
Central Region	69	71	67	68
Carolinas	11	13	4	5
Florida	22	20	16	16
East Region	33	33	20	21
Total	168	165	150	151

	Six Months Ended
	June 30, 2013		June 30, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	38	36	37	32
California	17	13	20	20
Colorado	12	12	10	8
Nevada	1	—	2	2
West Region	68	61	69	62
Texas	65	71	67	68
Central Region	65	71	67	68
Carolinas	7	13	3	5
Florida	18	20	18	16
East Region	25	33	21	21
Total	158	165	157	151

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on 4,238 homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of June 30, 2013, the company had 165 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Southern California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale and Tucson, Arizona; Nevada; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina.
Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's plans to expand the Company's footprint and allocate capital to existing markets, and management's projected home closing revenue and earnings per diluted share for 2013.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; delays and risks associated with land development; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

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